NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contacts: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN ENERGY SIGNS ASSET PURCHASE AGREEMENT
WITH COMPASS WIND

Butte, Mont. – April 12, 2011 – NorthWestern Energy (NYSE: NWE) has signed an asset purchase agreement to purchase a projected aggregate nameplate capacity of 40-megawatt wind project in Judith Basin County in Montana to be developed and constructed by Spion Kop Wind, LLC, a wholly-owned subsidiary of Compass Wind, LLC (“Compass”).

This project, known as the Spion Kop Wind Project (“Project”), consistent with recent Montana legislation that provides for the reintegration of the utility, is intended to be placed into utility rate-base for NorthWestern’s Montana electric retail customers.  Both the energy and associated renewable energy credits will be placed into the electric supply portfolio and used to meet future renewable portfolio standards obligations.

NorthWestern had previously announced that it had entered into a memorandum of understanding to purchase a 24-megawatt wind farm in central Montana from Compass.  NorthWestern has increased the size of the Spion Kop Wind Project to 40-megawatts.

The purchase price is $1,947 per kW for each kW of the total nameplate capacity included in the Project, which is equal to $77,880,000.

The purchase is conditioned on pre-approval of the Project by the Montana Public Service Commission (MPSC) to include the Project in NorthWestern’s rate base.  As part of this condition, NorthWestern is to submit its application to the MPSC for pre-approval of the Project as an electricity supply resource.  If the MPSC fails to grant approval for the Project on or before April 1, 2012, then either party may terminate this agreement.

Construction would commence upon a favorable ruling, with commercial operation projected to begin by the end of 2012.

About NorthWestern Energy

NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 665,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

About Compass Wind

Compass Wind, a community focused wind developer in the western US, was formed in 2007 by an experienced energy infrastructure team to build cost effective utility-scale wind projects that emphasize an integrated local development approach.  Currently, Compass has a number of active projects in the Mountain States region with an established pipeline of approximately 900 megawatts.  Additional information on Compass is available at www.compasswind.com.

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